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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest event reported): January 5, 1999

                           TRANSWESTERN HOLDINGS L.P.
             (Exact name of registrant as specified in its charter)


        DELAWARE                    333-42117                 33-0560667
(State or other jurisdiction      (Commission File         (I.R.S. Employer
     of incorporation)                Number)            Identification Number)
                                ----------------

        8344 CLAIREMONT MESA BOULEVARD                            92111
            SAN DIEGO, CALIFORNIA                               (Zip Code)
  (Address of principal executive offices)

                                 (619) 467-2800
              (Registrant's telephone number, including area code)

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Item 2.  Acquisition or Disposition of Assets.

        On January 5, 1999 TransWestern Publishing Company LLC (the "Company"), a wholly-owned subsidiary of TransWestern Holdings, L.P. acquired 14 directories (and related accounts receivable) in Texas from United Directory Services, Inc. for cash of approximately $12.3 million, which was funded with cash of $9.3 million, $3.0 million of borrowings under the Company's revolving credit facility, and a $2.0 million promissory note due in 18 months. The purchase agreement also includes up to $2.75 million in contingent earn-out payments based on the realized net contribution margin of the 1999, 2000 and 2001 editions of the Austin prototype directory. In connection with the acquisition, the Company also assumed certain liabilities of United totaling approximately $0.7 million. The acquisition will be accounted for as a purchase and accordingly the purchase price will be allocated to the tangible and intangible assets acquired based on their respective fair values at the date of acquisition.

Item 7.  Financial Statements and Exhibits

The Company will file the required financial statements for the assets acquired and pro forma financial information no later than 60 days after this report must be filed.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on January 14, 1999 on its behalf by the undersigned thereunto duly authorized.

                                  TRANSWESTERN HOLDINGS, L.P.
                                -----------------------------------------------
                                               (Registrant)

                           BY:  TRANSWESTERN COMMUNICATIONS COMPANY, INC.
                                -----------------------------------------------
                                                (General Partner)

DATE:  January 14, 1999    BY:         /s/Joan M. Fiorito
                                -----------------------------------------------
                                Name: Joan M. Fiorito
                                Title: Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)


                                  EXHIBIT INDEX
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Exhibit Number Description of Exhibit
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
2.1            Asset Purchase Agreement dated as of November 24 1998, between
               TransWestern Publishing Company LLC and United Directory Services, Inc.
99.1           Press Release
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